Exhibit 23.1

KPMG (Registered)	Telephone	: +91 40 6111 6000
Salarpuria Knowledge City,	Fax	:+91 40 6111 6799
Orwell, 6th Floor, Unit-3,	Internet	: www.kpmg.com/in
Sy No. 83/1, Plot No. 2, Raidurg,
Hyderabad - 500081, India.

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dr. Reddy’s Laboratories Limited

We consent to the incorporation by reference in this registration statement on Form S-8 of Dr. Reddy’s Laboratories Limited (“the Company”) of our reports dated June 15, 2018, with respect to the consolidated statements of financial position of the Company as of March 31, 2018 and 2017, and the related consolidated income statements, statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended March 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of March 31, 2018, which reports appear in the Company’s annual report on Form 20-F for the year ended March 31, 2018.

Hyderabad, India

August 20, 2018

KPMG, an Indian partnership firm, and a member firm of the KPMG network of independent member firms affiliated with
KPMG International Cooperative ("KPMG International"), a Swiss entity